Exhibit 99.1

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Completes Changes to Credit Facility
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Upsized Revolver Further Augments Company’s Liquidity Position

BRISTOL, Va., May 22, 2013 – Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, announced today that it has amended and restated its secured credit facility, increasing the total amount of the facility from $1.6 billion to $1.725 billion and further enhancing its financial flexibility.

The amended and restated credit agreement includes a new $625 million covenant lite senior secured term loan B facility, which matures on May 22, 2020. The proceeds of the term loan B facility will be used to repay the entire $525 million aggregate principal amount of Alpha’s obligations under its existing term loan A facility, which matures on June 30, 2016, with the balance used to pay fees and expenses and for general corporate purposes.

The amended and restated credit agreement, among other revisions, provides for an increased senior secured revolving facility from $1.0 billion to $1.1 billion, which matures on June 30, 2016. Financial maintenance ratios applicable to the revolving facility have also been revised, including relaxation of the interest coverage ratio from 2.25 times to 1.50 times through 2013, from 2.50 times to 1.50 times during 2014 and from 2.50 times to 2.00 times from 2015 through the maturity date of the revolving facility. In addition, the leverage ratio covenant has been removed, while the senior secured leverage ratio of 2.50 times has been extended through the maturity date of the revolving facility. Furthermore, the minimum liquidity requirement, which is applicable to the revolving facility through the end of 2014, has been reduced from $500 million to $300 million.

Simultaneously with its entry into the amended and restated credit agreement, Alpha terminated its accounts receivable securitization facility, which provided for the issuance of letters of credit in a maximum aggregate amount of $275 million. Letters of credit outstanding under the facility as of May 22, 2013, in a total amount of approximately $160 million, were transferred to the amended and restated credit agreement and are deemed to be issued thereunder. The termination of the receivables facility allowed Alpha to pledge its receivables to the secured parties under the amended and restated credit agreement.

“The amendment and restatement of our secured credit facility and the convertible senior notes transaction completed last week have extended the maturities of over $900 million of Alpha’s debt. We have relaxed the financial covenants under our secured credit facility for the remaining term of the facility, and we retain significant liquidity through cash, cash equivalents, marketable securities and the capacity available under our revolving credit facility,” said Alpha’s Chief Financial Officer Frank J. Wood. “These proactive transactions provide Alpha with continued financial flexibility as we manage through the current challenging markets for metallurgical and steam coals.”

About Alpha Natural Resources

With mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com